SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 31, 2007

APPLE REIT SEVEN, INC.

(Exact Name of Registrant as Specified in Its Charter)

VIRGINIA

(State or Other Jurisdiction of Incorporation)

000-52585	20-2879175
(Commission File Number)	(IRS Employer Identification No.)

814 East Main Street Richmond, Virginia	23219
(Address of Principal Executive Offices)	(Zip Code)

(804) 344-8121

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Apple REIT Seven, Inc. (which is referred to below as the “Company”) is filing this report in accordance with Item 5.02 of Form 8-K.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective May 31, 2007, pursuant to the bylaws of the Company, the Board of Directors voted to increase the size of the Board of Directors from three members to five members, and elected Lisa B. Kern and Bruce H. Matson to serve as directors to fill the two vacancies there by created. Ms. Kern and Mr. Matson will each serve as a director until our Annual Meeting of Shareholders in 2008. Ms. Kern will serve on the Audit Committee of the Board. Mr. Matson will serve on the Executive Committee and Compensation Committee of the Board. The following provides additional information on Ms. Kern and Mr. Matson.

Ms. Kern, 46, is a First Vice President of Investments of Davenport & Co., LLC, an investment brokerage firm in Richmond, Virginia. From 1994 to 1996, Ms. Kern was with Kanawha Capital Management as a Vice President Portfolio Manager. In addition, Ms. Kern was with Crestar Bank (now SunTrust Bank) from 1989 to 1993. She is also a director of Apple Hospitality Five, Inc. and Apple REIT Six, Inc.

Mr. Matson, 49, is a Vice President and Director of the law firm of LeClair Ryan, a Professional Corporation, in Richmond, Virginia. Mr. Matson joined LeClair Ryan in 1994 and has practiced law since 1983. He is also a director of Apple Hospitality Five, Inc. and Apple REIT Six, Inc.

The two directors named in this report (like the other non-employee directors of the Company) will participate in the Company’s Non-Employee Directors Stock Option Plan. Under that Plan, Ms. Kern and Mr. Matson each received, on May 31, 2007, options to purchase 5,500 Units at an exercise price of $11.00 per Unit. Each Unit consists of one common share and one Series A preferred share.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

APPLE REIT SEVEN, INC.

Date: May 31, 2007	By:	/s/ Glade M. Knight
Glade M. Knight
Chief Executive Officer